UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-28411

(Check One):

[X] Form 10-KSB   [_] Form 20-F   [_] Form 11-K   [ ] Form 10-Q   [_] Form N-SAR

               For Period Ended: December 31, 2005

               [_] Transition Report on Form 10-K
               [_] Transition Report on Form 20-F
               [_] Transition Report on Form 11-K
               [_] Transition Report on Form 10-Q
               [_] Transition Report on Form N-SAR

               For the Transition Period Ended:

  Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full name of registrant:  Manhattan Scientifics, Inc.
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Former name if applicable:
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Address of principal executive office (Street and number): 405 Lexington Avenue,
32nd Floor
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City, state and zip code:  New York, New York 10174
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PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            |  (a)  The reasons  described in  reasonable  detail in Part III of
            |       this  form  could  not be  eliminated  without  unreasonable
            |       effort or expense;
            |  (b)  The subject annual report,  semi-annual  report,  transition
            |       report on Form 10-K,  20-F,  11-K or Form  10-Q,  or portion
 [X]        |       thereof  will be filed on or before  the 15th  calendar  day
            |       following the prescribed due date; or the subject  quarterly
            |       report or transition report on Form 10-Q, or portion thereof
            |       will be filed on or before the fifth  calendar day following
            |       the prescribed due date; and
            |  (c)  The accountant's statement or other exhibit required by Rule
            |       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company is in the process of completing the report and providing the requisite information to its auditors. We expect to file the required report within the allotted extension.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Marvin Maslow           (212)                   551-0577
       -----------------       -----------           ------------------
             (Name)            (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           Manhattan Scientifics, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 2006             By:/s/ David Teich
                                 --------------------
                                 David Teich
                                 Treasurer